Exhibit 4.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FIRST AMENDMENT TO THE MASTER SUPPLY AGREEMENT
between

SCHOTT AG, Business Unit Tubing, 95660 Mitterteich, Germany (SCHOTT)

and

Stevanato Group S.p.a., Via Molinella, Piombino Dese, Padova, Italy (Stevanato) as well as its affiliates Stevanato Group International a.s., Nuova Ompi, Medical Glass, Ompi North America, OMPI China, and OMPI DO BRASIL INDÚSTRIA E COMÉRCIO DE EMBALAGENS FARMACÊUTICAS LTDA (jointly the Purchasers and each of them a Purchaser).

Stevanato represents that it is authorized to act in the name and on behalf of all Purchasers.

Preamble

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The parties have concluded in 2019 a Master Supply Agreement with a fix term until 31st December 2024 (“Agreement”) whose terms and conditions are hereby entirely referred to;

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The parties desire to prolong the Term until December 31, 2025.

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It is therefore necessary to amend the Agreement

NOW, THEREFORE, the parties to this Amendment agree as follows:

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Except as otherwise defined herein, terms used in this Amendment shall have the same meaning as ascribed to them in the Agreement.
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the Agreement is prolonged to December 31, 2025. The parties shall agree in writing, by October 30, 2025 to extend the Agreement for further 2 (two) years and negotiate on new prices and terms for such extended term based on the existing Agreement. In case such agreement is not reached the Agreement shall terminate at December 31, 2025. Any orders placed and confirmed before the effective date of termination but fulfilled thereafter shall be governed by the terms and conditions of this Agreement.
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the parties agree that – starting January 1, 2025, the company Ompi of America Inc. is added for calendar year 2025 to the list of Purchasers and shall be deemed a Purchaser within the meaning of this Amendment. Stevanato represents that it is also authorized to act in the name and on behalf of Ompi of America Inc.
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the Purchasers jointly hereby covenants that it will order and take in calendar year 2025 a quantity of [************] of the Products, with a permitted deviation of [**********], either itself or via one of the other Purchasers.
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Article 3(2). 3(3), 3(4) and 3(5) and article 4(4), 4(5) and 4(6) do not apply for calendar year 2025
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new Annex 1 applies for purchase of Products effective January 1, 2025

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Without any prejudice to the provisions of this Amendment, the Parties agree that any other provision of the Agreement shall remain unaffected and be entirely valid and in force.
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Art. 11 and 12 shall also apply to this Amendment.
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This Amendment may be signed and delivered in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one instrument.

* * *

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment by their representatives, duly authorized for this purpose, in the place and the date set out below.

For Stevanato Group S.p.a. and all other Purchasers

Place, date Piombino Dese, 20 December 2024

_s/ Franco Stevanato___________________________________

Franco Stevanato

Chairman and CEO

For SCHOTT AG Place/ date Mitterteich 17.12.2024

__s/ Patrick Markschlager s/Jürgen Achatz

Dr. Patrick Markschläger Jürgen Achatz

Executive Vice President BU Tubing Global Sales Director Pharma Tubing

Annex 1: Products, Prices, INCOTERMS 2010

Annex 1 - to the Master Supply Agreement between SCHOTT AG and Stevanato Group effective as of 1st January 2025.

[**********]